Exhibit 99.1
Compass Group Diversified Holdings LLC and Compass Diversified Trust Declare
Distribution
Westport, CT, June 26, 2006 Compass Group Diversified Holdings LLC and Compass Diversified Trust (NASDAQ: CODI) announced today that CODI will make a cash distribution of $0.1327 per share to holders of CODI shares, payable on July 18, 2006 to all holders of record as at July 11, 2006. This reflects a quarterly distribution rate of $0.2625 per share, pro rated for the period May 16, 2006, the date of CODI’s initial public offering, to June 30, 2006.
About Compass Diversified Trust
Compass Diversified Trust and its subsidiary, Compass Group Diversified Holdings LLC, (collectively, “Compass”) were formed to acquire and manage a group of small to middle market businesses that are headquartered in the United States. Compass has acquired controlling interests in four businesses: CBS Personnel Holdings, Inc., a human resources outsourcing firm; Crosman Acquisition Corporation, a recreational products company; Compass AC Holdings, Inc., an electronic components manufacturer; and Silvue Technologies Group, Inc., a global chemical hardcoatings manufacturer. Compass works with the management teams of middle market businesses to identify and capitalize on diverse acquisition opportunities that satisfy Compass’ acquisition criteria. Compass seeks to acquire controlling interest in businesses that have stable and growing cash flows, maintain strong niche market presences and have positive macroeconomic outlooks.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of Compass and each of the four initial businesses. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10Q filed by Compass with the Securities and Exchange Commission for the quarter ended March 31,2006 and other filings with the Securities and Exchange Commission. Compass undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.